                                                              FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. ANNOUNCES EXPIRATION OF RIGHTS OFFERING

NAPLES, FL. January 20, 2011 – TIB Financial Corp. (NASDAQ: TIBB) (the “Company”) announced today that the subscription period of its previously announced subscription rights offering to purchase up to 1,488,792 shares of its common stock expired at 5:00 p.m., New York City time, on January 18, 2011.  The subscription rights offering was limited to shareholders of record as of July 12, 2010.  Holders to whom subscriptions rights were issued exercised rights to purchase approximately 533,029 shares of common stock for an aggregate purchase price of approximately $8.0 million.

As a result of the subscription rights offering, the Company will meet the continued listing requirements for The NASDAQ Capital Market.  Although the increase in the number of shares held by the public was not sufficient for the Company to meet the continued listing requirements for the NASDAQ Global Select Market, the Company may request that the NASDAQ transfer the Company’s shares to The NASDAQ Capital Market or grant the Company an extension to meet the continued listing requirements of The NASDAQ Global Select Market.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with approximately $1.7 billion in total assets and 27 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $184 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively.

Forward-looking Statements

Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with the continued listing of our securities, acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.